Section 19(a) Notice

CHICAGO, December 30, 2016 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on December 15, 2016 (ex-date December 13, 2016).

The following table sets forth the estimated amounts of the fund’s December quarterly distribution, payable December 30, 2016, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2016 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.081	23.1%	$0.081	23.1%
Net Realized Short-Term Capital Gains	—	—	—	—
Net Realized Long-Term Capital Gains	—	—	—	—
Return of Capital (or other Capital Source)	0.269	76.9%	0.269	76.9%

Total	$0.350	100.0%	$0.350	100.0%

As of November 30, 2016
Average annual total return on NAV for the 5 years	5.40%
Annualized current distribution rate as a percentage of NAV	7.83%
Cumulative total return on NAV for the fiscal year	-3.09%
Cumulative fiscal year distributions as a percentage of NAV	1.96%

You should not draw any conclusions about the fund’s investment performance from the amount of these distributions or from the terms of the fund’s managed distribution plan.

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, March 31, 2017 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on March 15, 2017 (ex-date March 13, 2017).

The following table sets forth the estimated amounts of the fund’s March quarterly distribution, payable March 31, 2017, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2017 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.045	12.9%	$0.126	18.0%
Net Realized Foreign Currency Gains	0.003	0.7%	0.003	0.4%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	0.302	86.4%	0.571	81.6%
Return of Capital (or other Capital Source)	—	0.0%	—	0.0%

Total	$0.350	100.0%	$0.700	100.0%

As of February 28, 2017
Average annual total return on NAV for the 5 years	6.61%
Annualized current distribution rate as a percentage of NAV	7.27%
Cumulative total return on NAV for the fiscal year	6.34%
Cumulative fiscal year distributions as a percentage of NAV	1.82%

Under the terms of the fund’s Managed Distribution Plan, the fund seeks to maintain a consistent distribution level that may be paid in part or in full from net investment income, realized capital gains, and a return of capital, or a combination thereof. Shareholders should note, however, that if the fund’s aggregate net investment income and realized capital gains are less than the amount of the distribution level, the difference will be distributed from the fund’s assets and will constitute a return of the shareholder’s capital. A return of capital is not taxable; rather it reduces a shareholder’s tax basis in his or her shares of the fund.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.